Exhibit 2.3

June 11, 2022

TTM Technologies, Inc.
520 Maryville Centre Drive, Suite 400
St. Louis, MO 63141
Attention: Daniel J. Weber (email: dan.weber@ttm.com)

Re: Share Purchase Agreement / Waiver
Dear Mr. Weber:

Reference is made to the Share Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”) dated as of April 18, 2022 by and among TTM Technologies, Inc. (“TTM”), Griffon Corporation (“Griffon”) and Exphonics, Inc. (“Exphonics”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

By its signature below, TTM hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Agreement, upon the consummation of the Closing (as defined in the JV Purchase Agreement (i.e., the delivery of the Sale Shares (as defined in the JV Purchase Agreement) from the Company to Mahindra Defence Systems Limited)) pursuant to and in accordance with the Share Purchase Agreement to be entered into by and among Mahindra Defence Systems Limited, the Company, Griffon and Mahindra Telephonics Integrated Systems Limited (together with each of the documents and agreements ancillary thereto, the “JV Purchase Agreement”) in the form attached hereto as Exhibit A, and Griffon’s delivery of a certification in the form attached hereto as Exhibit B to TTM that the Closing (as defined in the JV Purchase Agreement) has occurred, the closing condition set forth in Section 8.2(g) of the Agreement is deemed to be satisfied without any further action by any Person. TTM’s acknowledgement of and agreement to the foregoing shall be void and shall not be given effect in the event the JV Purchase Agreement is entered into in a form different than the form of Exhibit A attached hereto or if, after having been executed, the JV Purchase Agreement (or any provision therein) is amended or modified without TTM’s prior written consent.

By its signature below, TTM hereby further acknowledges and agrees that the Indian JV Liabilities do not include the Company’s obligations set forth in (i) Section 3.1(o) of the JV Purchase Agreement and the Company’s obligations arising under the Go-Forward Bailment Agreement and/or Go-Forward Equipment Lease Agreement (each term, as defined in the JV Purchase Agreement), (ii) Section 4.2(d)(i) of the JV Purchase Agreement, but solely with respect to actions of the Company arising after the Closing that breach clause 14.2 (Non Solicitation) and/or clause 19 (Confidentiality) of the Joint Venture Agreement (as defined in the JV Purchase
712 Fifth Avenue, 18th Floor, New York, NY T.212.957.5000 F.212.957.5040 www.griffon.com

BUSINESS.29313716.2

Agreement), (iii) Section 4.7 of the JV Purchase Agreement, (iv) Sections 4.11, 4.12, 4.13 and 4.16 of the JV Purchase Agreement and (v) Section 7 of the JV Purchase Agreement.

Griffon acknowledges and agrees that the e-mail sent from Thibault Rigal at Airbus to George Roussos at the Company on May 20, 2022 does not satisfy the condition set forth in Section 8.2(f) of the Agreement and that, unless Griffon obtains the written consent of Airbus to the transactions contemplated by the Agreement (in the form previously agreed by TTM or as other reasonably acceptable to TTM), Griffon will be required to pay the liquidated damages amount of $100,000 as set forth in Section 8.2(f) of the Agreement.

Griffon acknowledges and agrees that in consideration for the entry of Telephonics into each of the Go-Forward Bailment Agreement and the Go-Forward Equipment Lease Agreement (each as defined in the JV Purchase Agreement), an amount equal to $150,000 will be credited in favor of TTM and, to effect such credit, the Estimated Purchase Price payable at Closing to Griffon pursuant to Section 2.3(c)(ii) of the Agreement shall be reduced by $150,000.

Each of TTM, Griffon and Exphonics acknowledge and agree by their signatures below that, at such time (if any) that the closing condition set forth in Section 8.2(g) of the Agreement is deemed satisfied pursuant to and in accordance with the second paragraph of this agreement, notwithstanding anything to the contrary in the Agreement, the “Closing” (as defined in Section 2.2 of the Agreement) shall take place on a date selected by TTM within 5 Business Days (but not sooner than two days) following Griffon’s delivery to TTM of the certification in the form attached hereto as Exhibit B, provided that each of the closing conditions set forth in Article VIII of the Agreement shall have been satisfied or waived (including, if applicable with respect to Section 8.2(g) of the Agreement, pursuant to this agreement) on or prior to such date. For the avoidance of doubt, if the fifth day following delivery of the certification falls within five Business Days of the end of the applicable calendar month, the requirement for the Closing to occur shall not be further extended until the last Business Day of such calendar month, in accordance with the last sentence of Section 2.2 of the Agreement, and the parties agree such deadline extension is deemed waived.

Each of the undersigned acknowledges and agrees that, except as expressly set forth in this letter, no other rights or requirements under the Agreement are in any way waived or otherwise amended hereby and the Agreement as expressly modified herein remains in full force and effect.

712 Fifth Avenue, 18th Floor, New York, NY T.212.957.5000 F.212.957.5040 www.griffon.com

BUSINESS.29313716.2

Would you kindly execute this letter below to confirm the foregoing.

Thank you for your attention to this matter.

Griffon Corporation                Exphonics, Inc.

/s/ Seth L. Kaplan_______            /s/ Seth L. Kaplan________
Seth L. Kaplan                    Seth L. Kaplan
Senior Vice President                Vice President

712 Fifth Avenue, 18th Floor, New York, NY T.212.957.5000 F.212.957.5040 www.griffon.com

BUSINESS.29313716.2

TTM Technologies, Inc.

/s/ Thomas T. Edman_______
Name: Thomas T. Edman
Title: Chief Executive Officer and President

712 Fifth Avenue, 18th Floor, New York, NY T.212.957.5000 F.212.957.5040 www.griffon.com

BUSINESS.29313716.2

Exhibit A

JV Purchase Agreement

[Intentionally Omitted. A copy will be made available to the SEC upon request.]

BUSINESS.29313716.2

Exhibit B

TTM Technologies, Inc.
520 Maryville Centre Drive, Suite 400
St. Louis, MO 63141
Attention: Daniel J. Weber (email: dan.weber@ttm.com)

Re: JV Share Purchase Agreement Closing
Dear Mr. Weber:

Reference is made to the Share Purchase Agreement (the “Agreement”) dated as of April 18, 2022 by and among TTM Technologies, Inc. (“TTM”), Griffon Corporation (“Griffon”) and Exphonics, Inc. (“Exphonics”), that certain letter agreement dated as of June 10, 2022, by and among TTM, Griffon and Exphonics (the “Letter Agreement”) and that certain Share Purchase Agreement, dated June [_], 2022, by and among Mahindra Defence Systems Limited, the Company, Griffon and Mahindra Telephonics Integrated Systems Limited, and each of the documents and agreements ancillary thereto (collectively, the “JV Purchase Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

In accordance with the Letter Agreement, we are writing to inform you that the sale of the Sale Shares (as defined in the JV Purchase Agreement) has been consummated in full and has closed.

Thank you for your attention to this matter.

Griffon Corporation

_______________________
Seth L. Kaplan
Senior Vice President

BUSINESS.29313716.2